EXHIBIT 1.0

AMENDMENT NO. 2 TO
AGREEMENT AND PLAN OF MERGER
DATED NOVEMBER 29, 2005

          THIS AMENDMENT NO. 2 to Agreement and Plan of Merger is made and entered into this 9th day of March, 2006, by and among VETCO Hospitals, Inc. a California corporation ("VETCO"); SkyLynx Communications, Inc., a Delaware corporation ("SkyLynx"); and SkyLynx Acquisition Corporation, a Colorado corporation which is a wholly-owned subsidiary of SkyLynx ("Acquisition").

WITNESETH:

          WHEREAS, the parties executed and delivered a certain Agreement and Plan of Merger dated as of November 29, 2005, and Amendment No. 1 thereto dated February 21, 2006; and

          WHEREAS, the parties desire to modify and amend certain provisions of the Merger Agreement in the particulars herein below set forth.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained the parties agree as follows:

          1.           Section 7.2 (a) of the Merger Agreement is hereby amended in its entirety to provide as follows:
7.2	Directors, Officers and Employees.

(a)

Directors of SKYLYNX. Concurrently with the Closing, the Board of Directors of SKYLYNX shall be increased from five members to ten members. The existing five members of the Board of Directors shall continue to serve as directors until the next annual meeting of shareholders and until their successors have been duly elected and qualified in accordance with the Delaware General Corporation Law (the "DGCL") and the Articles of Incorporation and By-Laws of SKYLYNX. Bryan Shobe, on behalf of the VETCO shareholders, shall select five (5) directors, who initially shall consist of Bryan Shobe, John McKenzie, Joel Locketz, Kwane Stewart and Mark Martello. The provisions of this Section 7.2 (a) shall be effectuated pursuant to a Voting Agreement in the form of Exhibit 7.2 (a).

          2.           This Amendment may not be construed to amend the Merger Agreement in any way except as expressly set forth herein. The execution and delivery of this Amendment does not constitute and this Amendment may not be construed to constitute a waiver by any party of:

                         a.           Any breach of the Merger Agreement by any party, whether or not such breach is now existing or currently known or unknown to the non-breaching party or parties; or

                          b.            Any right or remedy arising from or available to a party by reason of a breach of the Merger Agreement by any other party or parties.

          3.           The parties hereby confirm that the Merger Agreement, as amended by this Amendment, is in full force and effect. In the event of any conflict or inconsistency between the provisions of this Amendment and the provisions of the Merger Agreement, the provisions of this Amendment shall control.

          4.           Unless otherwise defined herein, all capitalized terms shall have the meanings set forth in the Merger Agreement.

[signatures on following page]

          IN WITNESS WHEREOF, the parties have signed this Amendment No. 2 to the Agreement and Plan of Merger dated November 29, 2005 on the date and year first above written.

SkyLynx Communications, Inc.
a Delaware corporation
By:/s/ Gary L. Brown
Name: Gary L. Brown
Title: President
SkyLynx Acquisition Corp.,
a Colorado corporation
By:/s/ Gary L. Brown
Name: Gary L. Brown
Title: President
VETCO Hospitals, Inc.,
a California corporation
By: /s/ K. Bryan Shobe
Name:K. Bryan Shobe_
Title:CEO